SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): August 14, 2002



                               SHOP AT HOME, INC.
                           --------------------------
             (Exact name of registrant as specified in its charter)




        Tennessee                  0-25596                     62-1282758
        -----------------------------------------------------------------
    (State or other              (Commission                 (IRS Employer
      jurisdiction of            File Number)              Identification No.)
     incorporation)



              5388 Hickory Hollow Parkway, Antioch, Tennessee 37013
           ----------------------------------------------------------
          (Address, including zip code, of principal executive office)

                                 (615) 263-8000
               --------------------------------------------------
              (Registrant's telephone number, including area code)

Item 2.  Acquisition or Disposition of Assets.

     On August 14, 2002, the Registrant entered into a Share Purchase Agreement (the "Agreement") with a subsidiary of The E.W. Scripps Company ("Scripps") pursuant to which the Registrant will sell a 70% interest in its television and Internet home shopping network to Scripps. The transaction is scheduled for approval of the shareholders of the Registrant at a meeting scheduled for October 16, 2002, and is also subject to antitrust clearance under the Hart-Scott-Rodino Act. The Registrant will retain a 30% interest in the network and will also retain ownership of its five full-power television stations, certain wireless spectrum assets and tax-loss carry-forward benefits.

     Under the Agreement, the Registrant will transfer its network to a subsidiary (the "Operating Company") in a two-tier holding company structure. The Operating Company will receive substantially all the assets of the network as well as assuming certain of its current liabilities. The Registrant will retain its obligations under a $17.5 million senior credit facility and its $75,000,000 of 11% Senior Secured Notes due 2005, and will also retain certain liabilities associated with pending litigation and certain other contractual obligations. The Registrant will sell a 70% interest in the Operating Company for a cash purchase price of $49.5 million, and the Registrant will be entitled to receive $3.0 million in cash from the Operating Company prior to closing. The acquisition will be accounted for as an acquisition of assets.

     The Registrant will have the right to require Scripps to purchase its 30% interest in the Operating Company during the period beginning on the second anniversary of the closing and ending on the fifth anniversary, at a cash purchase price equal to the fair market value of the 30% interest. After five years, Scripps will have the right to require the Registrant to sell the 30% interest to Scripps at a price equal to fair market value. Scripps will also have the right to require the Registrant to sell its 30% interest in certain other events, including a change of control of the Registrant, the Registrant's breach of certain obligations to Scripps or the Registrant's insolvency. The Registrant will be restricted in its ability to sell its 30% interest to a third party without first offering to sell the interest to Scripps. Scripps will be restricted in its ability to sell all or a part of its 70% interest to a third party, if such transfer would result in a change of control of the Operating Company, unless the purchaser also agrees to purchase the Registrant's interest. If the Registrant declines to sell its interest, Scripps has the right, but not the obligation, to require the Registrant to sell its interest at the same pricing.

     Upon closing, Scripps has agreed to loan $47.5 million to the Registrant payable in three years. The loan will bear interest at 6%, payable quarterly, and will be secured by an assignment of the Registrant's 30% interest in the Operating Company and the encumbrance of the assets of the Registrant's television stations located in the Boston, San Francisco and Cleveland markets. The Registrant will use the purchase price and these loan proceeds to retire debt and for working capital purposes.

     The Operating Company will be governed by a five member board, three members of which will be selected by Scripps and two selected by the Registrant. Scripps has agreed to loan up to $35.0 million to the Operating Company to be used for working capital purposes.

     The Registrant has agreed to enter into a three year affiliation agreement with the Operating Company, under which the Registrant will agree to carry the network programming on its five television stations, located in the Boston, San Francisco, Cleveland, Raleigh and Bridgeport, Connecticut, markets. Registrant retains the right to terminate the affiliation agreement after 15 months.

     In addition, on August 15, 2002, Scripps purchased $3,000,000 aggregate amount of newly authorized Series D Senior Redeemable Preferred Stock from the Registrant. The shares of Preferred Stock will mature on April 15, 2005, at which time the Registrant will be obligated to redeem the shares for a price equal to their original purchase price plus accrued and unpaid dividends. Dividends of 6% are payable quarterly, with the Registrant having the right, if the Transaction is consummated, to defer payment of the dividends until maturity. If the Transaction is not consummated, the shares of Preferred Stock will pay dividends of 12% which are payable quarterly, at the option of the Registrant, in cash or additional shares of Preferred Stock.

     The shares of Preferred Stock are not convertible to any other shares of capital stock of the Registrant and do not vote (unless granted that right by statute). The shares of Preferred Stock carry a liquidation preference to the Registrant's Common Stock and are on parity with the Registrant's outstanding shares of Series A Preferred Stock. Other than the Series A and D Preferred Stock, the Registrant has no other series of preferred stock outstanding.

     The Registrant  discussed this  transaction  during a telephone  conference call held at 11:00 a.m. Central Time on Thursday, August 15, 2002. The Registrant issued a press release on August 14, 2002 notifying any interested investor or analyst how to listen to the conference call. The Registrant also offered a live audio Web cast of the conference call at www.shopathometv.com/corporate/news-index.html and a dial-in instant replay at 1-888-568-0499. The dial-in instant replay is available from August 15 through August 22, 2002. A copy of the transcript of this conference call is also attached.


ITEM 7:  Financial Statements and Exhibits

99.1     Shop At Home August 14, 2002 Press Release
99.2     Transcript of Conference Call held on August 15, 2002

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       SHOP AT HOME, INC.
                                       (Registrant)



                                       By: /s/ George J. Phillips
                                       -------------------------------
                                       George J. Phillips
                                       Executive Vice President, General Counsel
                                       and Corporate Secretary


Date: August 16, 2002











EXHIBIT 99.1 - Shop At Home, Inc. Press Release

         SHOP AT HOME, INC. MOVES TO CAPITALIZE ON ITS POSITION IN FAST-
                     GROWING ELECTRONIC RETAILING INDUSTRY

NASHVILLE (August 14, 2002) -- Shop At Home Inc., in a strategic move designed to fully capitalize on its position in the fast-growing electronic retailing industry, today signed an agreement with The E. W. Scripps Company that would create a strategic alliance between the two companies built on Shop At Home's electronic retailing division.

The agreement would result in Shop At Home continuing as a public company with five television stations, wireless spectrum rights and 30 percent interest in a new company that would include the assets of the Shop At Home Network. The new company would be 70 percent owned and operated by Scripps. Shop At Home would be paid $49.5 million for 70 percent of the new company and would obtain a $47.5 million loan from Scripps for three years with interest at 6 percent secured by three Shop At Home television stations.

Scripps would provide working capital for the new company to build the electronic retailing business that Shop At Home created and established. The new company would have a three-year affiliation agreement to carry its home shopping network programming on Shop At Home's five television stations. At the close of the proposed transaction Shop At Home would repay in full its $75 million Senior Secured Notes and its $17.5 million revolving credit facility.

"Since the beginning of our executive involvement 15 months ago, Shop At Home has been presented with many potential strategic opportunities," said George R. Ditomassi, who serves as co-chief executive officer with Frank A. Woods. "We believe this alliance with Scripps provides the best option for our shareholders to capitalize on the enormous growth being experienced in the TV home shopping industry. As a minority partner with a media powerhouse like Scripps, we can grow faster and stronger without giving up our economic future."

Woods added, "Shop At Home has consistently stated its intent to have a strong financial and operating structure in which to compete for transactional television dollars. Scripps will bring great added value and critical mass to the Shop At Home Network enabling the network to grow and prosper in the home shopping industry. The partnership of Scripps and Shop At Home provides an exciting opportunity that takes advantage of the resources needed to be successful in the fast growing world of transactional television."

Kenneth W. Lowe, president and chief executive officer for Scripps, said, "The opportunity to acquire control of the Shop At Home Network provides Scripps with an efficient way to quickly gain scale in a fast-growing industry that we believe is increasingly related to the media businesses we currently operate. The evolution of television retailing has created significant overlaps with the categories that are targeted by our popular and widely distributed lifestyle programming networks. We believe we can create value at the Shop At Home Network by building on the strong relationships we've developed with advertisers, distribution partners and viewers of our national cable networks, and the readers and viewers of Scripps newspapers and broadcast TV stations."

The senior management at Shop At Home will discuss the Scripps transaction during a telephone conference call at 11:00 a.m. Central Time Thursday, August
15. To access the call, dial 1-888-469-0937 approximately 10 minutes before the scheduled start time, and specify the password Woods2. There will be a limited number of phone lines available. Shop At Home will also offer a live audio Web cast of the conference call at www.shopathometv.com/corporate/news-index.html and a dial-in instant replay at 1-888-568-0499. The dial-in instant replay will be available August 15 through August 22, 2002.

About Shop At Home

Shop At Home owns full power television stations in San Francisco (KCNS, Channel
38), Boston (WMFP, Channel 62), Cleveland (WOAC, Channel 67), Raleigh-Durham (WRAY, Channel 30) and Bridgeport (WSAH, Channel 43), which covers a portion of the New York market. Shop At Home was listed as the 21st largest television station group owner in the United States in a recent ranking in Broadcasting & Cable magazine "The Top 25 TV Groups".

About The E.W. Scripps Company

The E.W. Scripps Company is a diverse media concern with interests in newspaper publishing, broadcast television, national television networks and interactive media. Scripps operates 21 daily newspapers, 10 broadcast TV stations and four cable television networks.

Scripps national television network brands include Home & Garden Television, Food Network, DIY -- Do It Yourself Network and Fine Living. Scripps Networks programming can be seen in 25 countries.

The company also operates Scripps Howard News Service, United Media, the worldwide licensing and syndication home of PEANUTS and DILBERT, and 31 Web sites, including hgtv.com, foodtv.com, diynet.com, fineliving.com and comics.com.

--------------------------------------------------------------------------------
"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995 - This release contains forward-looking statements within the meaning of
Section 27A of Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may differ materially from those identified for a number of reasons as are discussed from time to time in Shop At Home's SEC reports, including but not limited to the report on Form 10-K for the year ended June 30, 2001 (Business and Management's Discussion and Analysis of Financial Condition and Results of Operations), the Form 10-Q filed for the Quarters ending September 30, 2001, December 31, 2001 and March 30, 2002 and any recent Forms 8-K.
--------------------------------------------------------------------------------
                                      -END-

Exhibit 99.2

                              SHOP AT HOME NETWORK
                                 August 15, 2002
                                 11:00 a.m. CDT

Coordinator                Good morning, and thank you for waiting. All
                           participants will be able to listen only until the question and answer session of the conference. This conference is being recorded at the request of Shop
                           At Home Networks. If you have any objections, you may disconnect at this time. Miss Kearstin Patterson, you may begin.

K. Patterson               Good morning and welcome to the conference
                           call to discuss the Shop At Home, Incorporated and the E.W. Scripps company transaction. I'm assuming you've all seen a copy of the press information that we released publicly yesterday after the market closed. If not, please contact, Carmelina Eckerman, at 615-263-8085. She will fax you a copy. The press release is also available on our Website shopathometv.com.

                           We'll begin the call with J.D. Clinton,
                           George Ditomassi, Frank Woods and Arthur Tek. We will then end the call with a question and answer session.

                           Before we begin, I'd like to say that any statements made today on behalf of Shop At Home with regards to the expectations of future revenues, earnings, household distributions or other performance factors, including any statements regarding the plans or objectives of management for future operations, are forward-looking statements for the purposes of the SEC statutes. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future advance or otherwise, after the date of this call.

                           Because of these risks and uncertainties, the forward-looking events and circumstances discussed in this call, may not occur and actual results may differ materially from those anticipated or implied in the forward-looking statements.

                           A listen-only Webcast of the conference call will be available on the company's corporate Website for ninety days, beginning today. An instant telephone replay of the conference call will be available until August 22, by dialing 1-888-568-0499. It's my pleasure now to introduce J.D. Clinton, our Chairman of the Board.

J.D. Clinton               Good  morning,  I  appreciate  you tuning in today.
                           The purpose of our call, obviously, is to discuss the transaction we were proud to announce yesterday afternoon with the Scripps Company. This is a fruition of a plan or dream or goal, which a lot of us at this company have had for many years. I've been here between nine and ten years as the outside
                           Chairman. We built the company from really a small backyard operation, which actually started on someone's picnic table in his backyard years ago, and through the years have become the only stand-alone, number four shopping network in this segment of the market. We're very proud that at this point in time, we're able to couple with someone as significant and reputable as Scripps and the people we know there. We really look forward to the future with them. We hope this morning to be able to answer the questions that you may have that we can answer concerning this transaction, which is not real simple to understand on the very front end.

                           At this time, I'd like to turn this over to George Ditomassi and Frank Woods, our two CEOs. I'd also like to thank them for what they've done for the company the last year and a half. They've been here, and positioned us where someone like Scripps would take an interest in us. Also, I would have to thank all the employees of this company at this time, before I leave this opportunity to talk. Without them, we would not have been able to built a company like this that would be attractive to someone like Scripps to use the platform for a larger distribution system.

G. Ditomassi               I'll begin by repeating a comment made in
                           one of this morning's newspaper stories. The E.W.
                           Scripps Company's network of specialty television programming that lets viewers build it, grow it, make it and cook it, now wants to let its viewers buy it too. Well, we plan on helping them do just that.

                           For the Shop At Home Network, these are indeed exciting times. We're becoming part of the Scripps family of television networks: the Food Network, the Home and Garden Network, the Do-It-Yourself Network and the Fine Living Network. The opportunity to work with these established and successful networks is very exciting and it opens doors for us that would have been very difficult and time-consuming to do. Scripps has the ability to be a strong partner as we add households and increase our viewing audience. We see opportunities to promote and coordinate with sister companies in the programming of proven categories that we presently have either little or no presence in; such as cooking, household accessories and items related to the booming do-it-yourself category. In short, we at Shop At Home, couldn't be more pleased or excited about the opportunities and the future as we join the Scripps family of business units.

                           Now, I'll turn to Frank Woods, my partner and co-CEO, to explain the structure of the deal.

F. Woods The structure of this transaction is basically one where the Shop At Home public company will continue and will continue with five television stations, 30% of the home shopping business, and also has a wireless spectrum rights that it has in the Cleveland, Boston and one-half interest in the formally owned Houston TV station.

                           The transaction will commence by Shop At Home taking the home shopping assets and contributing those assets to a new entity that will be 70% by Scripps and 30% owned by Shop At Home. Scripps will pay to Shop At Home $49.5 million for their 70% interest, and will also simultaneously, loan $47.5 million for three years with interest at 6%, secured by the three largest Shop At Home television stations. At the close of the transaction, Shop At Home will repay in full its $75 million senior secured notes and its $17.5 million revolving bank credit facility.

                           The timetable for this transaction is anticipated to be October 16. There has been an election by Shop At Home to submit this for a shareholder vote. It's projected that this will take place middle of October. The entire transaction will be consummated mid-October. We are all excited and looking forward to the opportunity to not only continue as Shop At Home, continue in a public company as I've described, but the opportunity that's presented by the Scripp's alliance. It is one that has enormous potential.

                           We're open for questions at this time.

Coordinator                David Garcia, you may ask your question.

D. Garcia                  On this  transaction,  will  Scripps be buying  new
                           shares, or will they be buying shares from existing shareholders? Or will current shareholders be issued new stocks?

F. Woods The Shop At Home public company will be exactly in the same form it is now, with approximately 42 million shares outstanding. The home shopping business will be put into a subsidiary of Shop At Home. That subsidiary, Shop At Home, will sell its ownership of 70% of that to Scripps, so that the money coming from Scripps will not go direct to shareholders. It will go to the Shop At Home parent company and the proceeds will be used to retire debt.

D. Garcia                  Looking forward,  you're only going to be
                           participating in 30% of the revenues going forward.
                           What are you looking for as far as distribution fees on an annual basis?

F. Woods                   There will be a three-year distribution
                           agreement with defined terms in that distribution agreement. There will be a payment of approximately $1.25 per cable household of the five owned and operated TV stations by Scripps to Shop At Home.

D. Garcia                  Is that $1.25 annual or monthly?

F. Woods                   Annual.

Coordinator                Bill Zox, you may ask your question.

B. Zox Does Shop At Home have any right to cause Scripps to purchase that 30% interest?

F. Woods Shop At Home does have a put that comes into effect after the second year. It is good for years two through five.

B. Zox                     Is that a fair market value?

F. Woods                   Yes, it is.

B. Zox What happens if a buyer, willing to pay an attractive price for one of the stations, materializes during the three-year term of the affiliation agreement?

F. Woods The affiliation agreement is going to be irrevocable and binding. If a buyer appears, there would have to be an agreement by Scripps to give up any rights that it would have during that period to a sales transaction. There could be a circumstance where Shop At Home might enter into a sale agreement with a party who would agree to honor the affiliation agreement with Scripps during that period of time.

B. Zox Does Shop At Home keep the cash on the balance sheet in the accounts receivable? Or does that go with the new entity?

F. Woods                   It goes with the new entity.

B. Zox What do you anticipate the public company's on-going expenses? What kind of expenses will the on-going company have after the closing of the transaction?

F. Woods Shop At Home intends to detail that with more coverage between now and the closing date. I think it would be fair to say that after a transition period, Shop At Home anticipates that it will be cash flow positive.

B. Zox Does Shop At Home have an option to renew the affiliation agreement after the three-year term?

F. Woods No, it does not. I might point out that there are a lot of details in that affiliation agreement. It is for a term of three years, but Shop At Home has rights to terminate their relationship on individual stations at the end of 15 months on a defined basis within the agreement.

Coordinator                Patrick Walker with Walker Smith Capital, you may ask
                           your question.

P. Walker                  Congratulations on the deal, I think.
                           Following up on that previous question, you said that Shop At Home can terminate the affiliation agreement in 15 months. By that you mean the new network company that's 30% owned? Or do we, as the owners of those stations get that right?

F. Woods Shop At Home, as the owner of the station, has that right.

P. Walker                  Okay, then, per that question of what would
                           happen if there were a buyer of one or of all of the stations, then at the end of 15 months they could own it and be free of the obligation to you and with the Shop At Home Network, if that were their decision, right?

F. Woods                   In theory, that's right, yes.

P. Walker                  In theory,  am I missing  something?  Is that not the
                           case? Are their certain things that have to occur for that to be the case?

F. Woods No, that's the case. When I said, in theory, I want to cast all this discussion in the overall context that Scripps and the new home shopping network and Shop At Home, are eager to have this arrangement with the home shopping business. We think it's mutually beneficial to all the parties. The new home shopping company will be able to have guaranteed coverage in approximately 5 million homes at a fair market price. Shop At Home will have a transition period during which they know they will have a fixed income or an approximate fixed income from that affiliation agreement and Scripps will know that there's a basic coverage available for 5 million homes during a transition period. The scope of that might be changed or broadened or continued.

                           Basically what we're saying is, there's a working relationship between Shop At Home, the old public company, and Scripps, involving the five O&O [owned and operated] stations. At the same time Shop At Home is going to look and explore and solicit and review opportunities as to what it will do going forward in the future with it's five owned and operated properties.

P. Walker                  The other part of that question though is with
                           Scripps additional distribution leverage, currently what percentage of homes of your subscriber base are viewing the network on one of those five stations, which we will continue to own? What is that current number now as opposed to something in a Direct TV or another cable system? Do you have any idea of what an expectation is of what it will be in the future? In other words, how important is it now and how important will it be going forward?

F. Woods Well, it's a little over five million cable households out of 42 million full-time equivalent. We're actually in a mid-40 range in terms of full-time equivalent at this point. So, five million via 42 - 45 million FT households would be the ratio that we're talking about.

P. Walker                  Would it be the expectation of the new company to
                           expand the distribution beyond that, I assume?

F. Woods Absolutely. One of the great things that Scripps brings to the table here is their community of partnerships in the MSO area, and the fact that they have ten television stations and four cable networks and relationships throughout America with distribution outlets. We think one of the great advantages that we'll be seeing immediately with the new company will be improved distribution opportunities.

P. Walker                  Which of Scripp's  networks is most widely subscribed
                           in? Do you know what that number is, as far as number for subscribers?

F. Woods I don't want to speak to their subscribers. I think the Home and Garden Network and the Food Network both are widely subscribed and have had tremendous growth in the last three or four years in their viewership. The Do-It-Yourself Network and Fine Living are both well underway also.

P. Walker                  Obviously there's some opportunities, I guess
                           they spoke to it a little bit earlier on their call, of synergies there in terms of having things that are on that network being sold on the Shop At Home
                           Network.
                           I assume that's one of the key areas?

F. Woods The panorama of merchandise opportunities can be limitless. I think everything from the Food Network to the Home and Garden presentations could tie in with transactional sales opportunities on Shop At Home.

P. Walker                  Was there any particular  reason why Scripps was not
                           interested, or where you not willing to sell them the stations as well?

F. Woods The focus of the transaction was on the home shopping network. It was not that we were not willing or they were not interested, but the transaction evolved into everybody wanting to do the most to maximize the home shopping business and that's how the transaction came together.

P. Walker                  As you mentioned, there's provisions of fair
                           market value for both you to put the 30% to Scripps and for them to buy it from you, I understand, after five years. Is there any relationship like that as it relates to the stations, or does that continue as completely separate.

F. Woods                   There is none at this time.

P. Walker                  I appreciate the time and congratulations again.

Coordinator                Austin Neal, you may ask your question.

A. Neal In the second page of your news release you say that Scripps will own 70% of "the new company". What is the name of the new company?

F. Woods One of the assets that Scripps is acquiring is the right to the mark and name Shop At Home. We anticipate that Scripps will want to have the new company adopt the name Shop At Home, Shop At Home Network, something of that variety. The current Shop At Home public company will change its name to a new name. That new name will be submitted and voted on at the shareholders meeting that I referenced in mid-October.

Coordinator                Tyson Bauer, you may ask your question.

T. Bauer As existing shareholders right now, just to clarify, we will have two components: One 30% of the operations in the retailing and the TV, plus any revenue or anything generated from those assets, of which has already been described $1.25 for those five million FTE, which is approximately $6.25 million, interest expense is 2.85%. What is not released and what is not available in your public documents is, what kind of operating expenses or other expenses are related to those assets?

F. Woods                   We might ask Arthur Tek, to address that.

A. Tek Sure thing, and I've been waiting until I spoke. I wanted to clarify one earlier question about retaining cash in accounts receivable. We will retain $3 million of cash.

                           With regard to the on-going expenses, our station expenses plus our interest expense should be covered by the fees that we receive for the number of cable homes in our owned and operated stations. It's a little more than $5 million, Tyson, so when you do the arithmetic, it comes out to about $6.7 million of revenue. We think that that should be sufficient to cover the cost of operating our stations as well as our interest expense.

T. Bauer                   So it's structured as a wash?

A. Tek                     Hopefully, it's a little better than a wash.

T. Bauer The NOL, obviously given up controlling interest in the operation. How is that protected and what size is it?

A. Tek The NOL as of the end of our previous fiscal year June 2001 was around $55 million. Unfortunately, we've added to it since then. We expect that the NOL will be more than sufficient to cover any gains on this transaction.

T. Bauer In the previous call by Scripps, they talked about them reimbursing or more or less lending for working capital needs up to $35 million. Art, could you elaborate on exactly what that structure is and the monies coming from Scripps to fund the working capital needs of the company?

A. Tek That $35 million would be going to the home shopping business and would not be going to the public company, Shop At Home, Inc. That $35 million would be drawn by the company, which we have a 30% interest, as it's needed. I believe Scripps would be charging kind of an intra-company interest rate on that.

T. Bauer So it's almost like a line of credit from themselves to new entities.

A. Tek                     That's right.

T. Bauer Any expectations? On their call, they talked about enhancing management, or adding to it. What should shareholders expect right now as far as possible management structure changes or even changes on the board.

A. Tek                     I'll turn that back over to Frank and George.

F. Woods                   George and I are really happy with the
                           opportunity to be a part of the Scripps system. We're in a definitional period with respect to what the on-going structures will be, but Scripps has indicated they would like for all of the Shop At Home employees to continue. We're anticipating that there will not be major changes within certainly the rank and file and operating divisions of Shop At Home.

G. Ditomassi               I would suspect that if there are any
                           additions, it will be additions that will help us support the existing structure. They may even almost take the form of professionals that Frank and I have been attempting to do for the past 14 months. I would look upon that as a major plus as we go forward.

F. Woods We see nothing but good news and good opportunity there.

T. Bauer                   Your  performance  bonuses that are based on EBITDA;
                           has that changed at all with this new structure? They were talking about not being cash flow positive until '04 of the new entity.

F. Woods Well, obviously with the new structure that's going to impact all of the established bonus and compensation systems that are tied to operating performance. That's a part of what will be structured over the next two months.

Coordinator                Kevin Gruneich with Bear Stearns, you may ask your
                           question.

K. Gruneich                On the put that you have, how is fair market
                           value determined? Does that change after five years when Scripps can buy it from you? Secondly, if Shop
                           At Home Network does swing into profitability or cash flow positive, is there a participation that Shop At
                           Home may have?

F. Woods To the first question with respect to the put and call, both Scripps and Shop At Home would each have the authentic at this point of nationally recognized investment banking firm to participate in rendering a fair market valuation. If there's a differential of more than a fixed percent, a third investment banking firm would be selected. It's a rather standard procedure for the fair market value determination.

                           Your second question was?

K. Gruneich                If Shop At Home gets a dividend or a profit
                           contribution anytime?

F. Woods That's going to be structured so that any dividends or profit sharing participation would go first to repay loan proceeds from Scripps. We're not anticipating that there would actually a cash funding payment to Shop At Home in the near future.

Coordinator                Warren Holland, you may ask your question.

W. Holland                 The transaction is expected to close in the fourth
                           quarter, is that correct?

F. Woods                   Yes.

W. Holland                 At what point do you plan on calling the bonds?

F. Woods Simultaneously with the closing, the lawyers and professional advisors will coordinate calling the bonds.

W. Holland                 At the current call price?

F. Woods At the call price, yes, there's a structured call price.

Coordinator                At this time, there are no further questions.

K. Patterson               Thank you.  Thanks for joining us today.

                                     [-END-]